EXHIBIT 10.7
[Barr Engineering Company Logo]
July 19, 2005
Mr. Dan Skolness
Gold Energy LLC
1183 6th street south
Wahpeton, ND 58075
Re: Agreement for Gold Energy LLC
Dear Mr. Skolness:
Thank you for retaining us. This letter, together with our Standard Terms (attached) sets forth the Agreement between Gold Energy LLC and Barr Engineering Company regarding permitting assistance for eh proposed Gold Energy ethanol plant.
We understand that we will be working with both Fagen Engineering and ICM and that the exact scope of professional consulting services we will provide will be defined in the near future. For each identified general task, we3 will provide you with a scope of work and cost estimate. We understand that one of our primary roles will include preparing applications and notifications for water appropriations and NPDES waste water discharges for the new plant.
This Agreement will be effective fore the duration of the services unless earlier terminated by either you or us. We will commence work upon receipt of a copy of this letter signed by you and have formalized a scope of work and estimate of cost and schedule. For the services provided, you will pay us according to the attached Standard Terms. We will bill you on a four week cycle. The cost of the services will be agreed upon prior to performing any work.
We understand you have the authority to direct us. We will direct communications to you at the address on this letter unless otherwise specified. Direction should be provided to myself or Mr. Greg Pattern at Barr Engineering as appears on our letterhead.
During the term of this Agreement, we will maintain the following insurance coverages:

Worker Compensation	Statutory
Employer Liability	$500k per claim/$500k aggregate
Comprehensive General Liability	$1m per claim/$2m aggregate, combined single limit
Automobile	$1m combined single limit
Professional Liability	$5m per claim/$10m annual aggregate
Umbrella	$10,000,000 aggregate

[Except for professional liability, all policies will name you as additional insured for claims arising out of the services we provide. No policy will be materially changed or cancelled without giving you 30 days prior notice.]
If this Agreement is satisfactory, please sign the enclosed copy of this letter in the space provided, and return it to us. This Agreement will be open for acceptance until January 01, 2006 unless earlier withdrawn by us.
Sincerely,
BARR ENGINEERING COMPANY

By	/s/ Joel Trinkle Mr. Joel Trinkle, Its Vice President
Accepted this____day of _________,200
Gold Energy LLC

By	/s/ Les Nesvig Its [Handwritten: Pres]
Attachments
Standard Terms—Professional Services
[Fee Schedule]

Our Agreement with you consists of the accompanying letter or other authorization and these Standard Terms.
Section 1: Our Responsibilities
1.1	We will provide the professional services described in our written agreement with you in performing our services, we will use that degree of care and skill ordinarily exercised under similar circumstances by reputable members of our profession practicing in the same locality.

1.2	We will select means, methods, techniques, sequences, or procedures used in providing our services. If you direct us to deviate from our chosen protocols, you agree to hold us harmless form all claims, damages, and expenses arising out of your direction.

1.3	We will acquire all licenses applicable to our professional services and we will comply with applicable law.

1.4	Our duties do not include supervising you contractors or commenting on, supervising, or providing the means and methods of their work unless we accept those duties in writing. We will not be responsible for the failure of you contractors to perform in accordance with their undertakings, and the providing of our services will not relieve others of their responsibilities to you or to others.

1.5	WE will provide a health and safety program for our employees, but we will not be responsible for contractor, job or site health or safety unless we accept that duty in writing.

1.6	Our estimates of construction or other costs will be based on the information available to us an on our experience and knowledge. Such estimates are an exercise of our professional judgment and are not guaranteed or warranted.

1.7	Your confidential documents and information provided to us by you will be maintained in confidence except as required by law.
Section 2: Your Responsibilities
2.1	You will provide access to the project side, and will arrange for access to other property as required for us to provide our services.
2.2	You agree to provide us with all your information, plans and changes in plans, and new information that may materially affect the delivery of our services. You agree to hold us harmless from all claims, damages, losses, and related expenses involving information of which you had knowledge but did not timely call to our attention or correctly show on plans furnished to us.
2.3	You agree to provide us with emergency procedure information and to provide information on hazardous substance/processes we may encounter in the work.
2.4	This Agreement and the services we provide will not cause us to be an owner, operator, generator, transporter, treater, storer, or a disposal facility within the meaning of the Resource Conservation Recovery Act, as amended or within the meaning of any other law governing the handling, treatment, storage, or disposal of hazardous materials. You agree to hold us harmless and indemnity us from any such claim or loss.
2.5	Site remediation services may involve risk of cross-contamination of previously uncontaminated air, soil, and water. If you are requesting that we provide services that include this risk, you agree to hold us harmless and indemnity us from cross-contamination claims and damages, unless the loss is caused by our negligence.
2.6	You agree to make disclosures required by law. If we are required by law or legal process to make such disclosures, you agree to hold us harmless and indemnify us from all related claims and costs. We will give such advance notice of legal compulsion as is practical so that you may take steps to protect your interests.
Section 3: Reports and Records
3.1	We will retain analytical data for seven years and financial data for three years relating to the services performed.
3.2	Monitoring wells are you property and you are responsible for their permitting, maintenance and abandonment unless we accept that duty in writing. All samples remaining after tests are conducted and field and laboratory equipment that cannot be adequately cleansed of contaminates are your property. They will be discarded or returned to you, at our discretion, unless within 15 days of the report date you give written direction to store or transfer the materials, at your expense.
3.3	Our reports, notes, calculations, and other written or electronic documents are instruments of our service to you. Our reports may be used only for the purposes disclosed to us. You may not use or transfer our reports to others for a purpose for which they were not prepared without our written approval, which will not be unreasonably withheld. You agree to indemnify us from loss caused by any other use of the documents.
3.4	If you do not pay for our services as agreed, we may retain all reports and work not yet delivered to you and you agree to return to us all our reports and other work in your possession or under your control.

Section 4: Compensation
4.1	You will pay for services as agreed upon or according to our then current fee schedule if there is not other written agreement as to price. An estimated cost is not a firm figure unless stated as such.
4.2	You agree to notify us of billing disputes within 15 days and to pay all undisputed portions of invoices within 30 days of invoice date. For balances not paid under these terms, you agree to pay interest on unpaid balances beginning 10 days after invoice date at the rate of 1.5% per month, but not to exceed the maximum rate allowed by law.
4.3	If you direct us to invoice another, we will do so, but you agree to be responsible for our compensation unless you provide us with that person’s written acceptance of all terms of our agreement and we agree to extend credit to that person.
4.4	You agree to compensate us for our reasonable fees and expenses if we are required to respond to legal process arising out of a proceeding to which we are not a party.
4.5	If we re delayed by factors beyond our control, or if the project conditions or the scope o amount of work change, or if the standards or method change, we will give you timely notice and we will receive and an equitable adjustment of our compensation.
Section 5: Disputes, Damage, and Risk Allocation
5.1	Disputes other than collection matters will be submitted to Alternative Dispute Resolution (ADR) as a condition precedent to litigation. Each of us will exercise good faith efforts to resolve disputes through a mutually acceptable ADR procedure. The law of the state in which the project site is located will govern all disputes.
5.2	We will not be liable for special, incidental, consequential, or punitive damages, including but not limited to those arising from delay, loss of use, loss of profits or revenue, loss of financing commitments or fees, or the cost of capital. None of your employees shall be personally liable to you.
5.3	We will not be liable for damages unless suit is commenced within tow years of the date of injury or loss or within tow years of the date of the completion of our services, whichever is earlier. We will not be liable unless you have notified us of the discovery of the claimed breach of contract, negligent act or omission within 30 days of the date of discovery and unless you have given us an opportunity to investigate and to recommend ways of mitigating damages.
5.4	For you to obtain the benefit of a fee which includes a reasonable allowance for risks, you agree that our aggregate liability will not exceed the fee paid for our services or $50,000, whichever is greater. IF you are unwilling to accept this allocation of risk, we will increase our aggregate liability to $100,000 provided that, within 10 days of the date of this agreement, you provide payment in an amount that will increase our fees by 10% but not less that $500, to compensate us for the greater risk undertaken. This increase fee is not the purchase of insurance.
5.5	If you fail to pay us within 60 days following invoice date, we may consider the default a total breach of our Agreement and, at our option, we may terminate all of our duties without liability to you or to others.
5.6	If we are involved in legal action to collect our compensation, you agree to pay our collection expenses, including reasonable attorney fees.
Section 6: Indemnification
6.1	We will indemnify and hold you harmless form and against demands, damages, and expenses caused your negligent acts and omissions, and breach of contract and those acts, omissions, and breaches of persons for whom we are legally responsible. You will indemnify and hold us harmless from and against demands, damages and expenses cause by your negligent acts and omission or breach of contract and those acts omissions, and breaches of the other parties contracting with you on the same project and other persons for whom you are legally responsible.
6.2	To the extent that may be necessary to indemnity either of us under Section 6.1, you and we expressly waive, in favor of the other only, any immunity or exemption from liability that exists under any worker compensation law.
Section 7: Miscellaneous Provisions
7.1	We will provide a certificate of insurance to you upon request.
7.2	This Agreement is our entire agreement, and it supersedes all prior agreements. Only a writing signed by both of us making specific reference to the provision modified may modify it.
7.3	Neither of us will assign this Agreement without the written approval of the other.
7.4	A writing may terminate this Agreement. We will receive an equitable adjustment of our compensation if our wok is terminated prior to completion as well as our fees and expenses on the basis agreed upon through the effective date of termination.

7.5	We will not discriminate against any employee or applicant for employment because of race, color, creed, ancestry, national origin sex, religion, age, marital status, affectional preference, disability, status with regard to public assistance, membership or activity in a local human-rights commission, or status as a specially disabled, Vietnam-ear, or other eligible veteran. We will take affirmative action to ensure that applicants are considered, and employees are treated during their employment, without regard to those factors. Our actions will include, but are not limited to notifications, hiring, promotion or employment upgrading, demotion, transfer, recruitment or recruitment advertising, layoffs or terminations, rates of pay and other forms of compensation, and selection for training or apprenticeship.

Schedule—2005
Rev. 01/01/05

Rate[4]
Description	(dollars)

Principal Engineer/Scientist	$90-160
Senior Consultants[1]	$90-175
Senior Engineer/Scientist[1]	$80-115
Engineer/Scientist[1]	$55-90
Computer Scientist	$55-115
Senior Technician[2]	$60-100
Technician[2]	$40-75
Communication Specialist	$70-120
Technical Writer	$55-90
Support Service Manager	$80-150
A three percent (3%) administration fee will be added to invoices to cover support services labor including information specialists, word processing, report production, project accounting, and other project clerical services. The three percent fee is calculated abased on the invoice labor charges and is shown as a separate line on the invoice summary page.
Rates for litigation support services will include a 30% surcharge.
A ten percent (10%) markup will be added to subcontracts for professional support and construction services to cover overhead and insurance surcharge expenses.
Invoices are payable within 30 days of the date of the invoice. Any amount not paid within 30 days shall bear interest from the date 10 days after the date of the invoice at a rate equal to the lesser of 18 percent per annum or the highest rate allowed by applicable law.
Reimbursable expenses including, but not limited to, the actual and reasonable costs of transportation, meals, lodging, long-distance telephone charges, parking costs, postage, and shipping charges will be billed at actual cost. Materials and supplies charges, printing charges, and equipment rental charges will be billed in accordance with Barr’s standard rate schedules. Mileage will be billed at the IRS-allowable rate.

1 Includes engineers, ecologists, biologists, chemists, hydrogeologists, industrial hygienists, soil scientists, meteorologists, environmental scientists, information technology specialists, and landscape architects.
2 Includes surveyors, drafters, CADD operators, designers, cost estimators, construction observers, water, air and waste samplers, safety technicians, interns, and data management technicians.
3 Rates do not include stales tax on services on services that may be required in some states.